Exhibit 99.1

SOURCE: Amerityre Corporation
Amerityre Reports a Profit for FY 2016 Q3

BOULDER CITY, NV--(Marketwired – May 10, 2016) - Amerityre Corporation (OTCQB: AMTY) today reported quarterly earnings of approximately $35,000, before preferred share dividends, for the fiscal third quarter of 2016.

“Our third quarter results, achieved despite a very challenging economic environment, reflect the success of our organization in executing our business plan.” said Michael F. Sullivan, Chief Executive Officer. “We continue to push forward with the development and sale of higher margin products, while remaining vigilant in controlling our costs. Sales revenues were less than planned, but our efforts to restructure the company to a leaner and more focused organization allowed us to earn a profit during the quarter.”

Amerityre’s third quarter 2016 sales of approximately $.94 million were down from approximately $1.19 million a year ago. Net income of approximately $35,000 for the quarter was up from a quarterly net loss of approximately $49,000 a year ago.

Summarized results for the three and nine months ended March 31, 2016 are:

			Percent
	Three Mos. Ended March 31,		Change
	(in 000's)
	2016	2015	2016 vs. 2015
Net revenues	$936	$1,191	(21.4)%
Cost of revenues	(618)	(852)	(27.5)%
Gross profit	318	339	(6.2)%
Research and development expenses	(57)	(58)	(1.7)%
Sales and marketing expense	(54)	(141)	(61.7)%
General and administrative expense (1)	(172)	(190)	(9.5)%
Other income	-	-	-%
Net income (loss)	35	(50)	(170.0)%
Preferred stock dividend	(25)	(25)	0.0
Net income (loss) attributable to common shareholders	$10	$(75)	(113.3)%

(1)	Includes stock-based compensation expense of $14,443 and $5,068 for the three months ended March 31, 2016 and 2015, respectively.

			Percent
	Nine Mos. Ended March 31,		Change
	(in 000's)
	2016	2015	2016 vs. 2015
Net revenues	$2,865	$3,572	(19.8)%
Cost of revenues	(2,082)	(2,689)	(22.6)%
Gross profit	783	883	(11.3)%
Research and development expenses	(166)	(156)	6.4%
Sales and marketing expense	(220)	(427)	(48.5)%
General and administrative expense (1)	(667)	(638)	(4.5)%
Other expense	(2)	-	(0.0)%
Net loss	(272)	(337)	(19.3)%
Preferred stock dividend	(75)	(75)	0.00%
Net loss attributable to common shareholders	$(347)	$(412)	(15.8)%

(1)	Includes stock-based compensation expense of $56,238 and $18,638 for the nine months ended March 31, 2016 and 2015, respectively.

The following table summarizes our balance sheet for the periods ended March 31, 2016 (unaudited) and June 30, 2015.

	Periods Ended
	(in 000's)
	March 31, 2016	June 30, 2015
	(Unaudited)
Cash	$103	$456
Total current assets	1,291	1,465
Total assets	1,912	2,175
Total current liabilities	470	452
Total liabilities	534	506
Preferred stock	2,000	2,000
Common stock	42	42
Total stockholders' equity	1,378	1,669
Total liabilities and stockholders' equity	1,912	2,175

The following table summarizes our cash flows for the nine months ended March 31, 2016 and 2015, respectively:

	Nine months ended March 31,
	(in 000's)
	2016	2015
Net cash used in operating activities	$(272)	$(325)
Net cash used in investing activities	-	(46)
Net cash used in financing activities	(80)	(77)
Net decrease in cash during period	$(352)	$(448)

Overview

Amerityre engages in the research and development, manufacturing and sale of polyurethane tires.  We believe that we have developed unique polyurethane formulations that allow us to make products with superior performance characteristics, including abrasion resistance, energy efficiency and load-bearing capabilities, when compared to conventional rubber tires.  We also believe that our manufacturing processes are more energy efficient than the traditional rubber tire manufacturing processes, in part because our polyurethane compounds do not require the multiple processing steps, extreme heat, and high pressure that are necessary to cure rubber. Using our polyurethane technologies, we believe tires can be produced which last longer, are less susceptible to failure and are friendly to the environment.

We are concentrating on three segments of the tire market: closed-cell polyurethane foam tires, polyurethane elastomer forklift tires and agricultural tires. Our focus continues to be applications and markets where our advantages in product technology give us an opportunity to provide unique products and obtain premium pricing.

For more complete business and financial information than provided in this summary release, please see our Annual Report on Form 10-K for the year ended June 30, 2015 and our interim report Form 10-Q for the three and nine months ended March 31, 2016 as filed with the Securities and Exchange Commission.  Additional information is also available on our website at www.amerityre.com.

Forward-looking Statements

This report contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates," or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but, there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. This report may include information with respect to market share, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions, and such information has not been verified by any independent sources.

Contact:
Amerityre Corporation
702-293-1930